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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement
For The
April 26, 2001
Annual Shareholders' Meeting

Dear Shareholder:

    You are cordially invited to attend Valmont's Annual Meeting of Shareholders on Thursday, April 26, 2001 at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through the atrium entrance on the east side.

    The formal meeting of Shareholders will be followed by a review of Valmont's business operations for 2000 and the first quarter of 2001, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors and Officers about the activities of the Company.

    If you cannot attend the meeting in person, please vote your shares by proxy. Please complete, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. Your vote is important, either in person or by proxy.

    I look forward to seeing you at our Annual Meeting.

Sincerely,
Mogens C. Bay Chairman and Chief Executive Officer

Valmont Industries, Inc.
Notice of Annual Meeting of Shareholders

    Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Thursday, April 26, 2001 at 2:00 p.m. local time for the purpose of:

  (1)
  Electing two directors of the Company to three year terms.

  (2)
  Approval of the Valmont Executive Incentive Plan.

  (3)
  Ratifying the appointment of Deloitte & Touche LLP as independent accountants for fiscal 2001.

  (4)
  Transacting such other business as may properly come before the meeting.

    Shareholders of record at the close of business on March 2, 2001 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please complete, sign, date and mail the enclosed proxy form.

By Order of the Board of Directors
Terry J. McClain Sr. Vice President and Chief Financial Officer One Valmont Plaza Omaha, Nebraska 68154 March 23, 2001

Proxy Statement

To Our Shareholders:

    The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Thursday, April 26, 2001, or at any adjournments thereof.

    At the close of business on March 2, 2001, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 23,336,731 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

    Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes will not affect the election of Directors.

    The proposals to approve the Valmont Executive Incentive Plan and to ratify the appointment of the accountants requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions will have the same effect as a vote against these proposals. Broker non-votes on these proposals are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against these proposals.

    Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

    The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 23, 2001.

Certain Shareholders

    The following table sets forth, as of March 2, 2001, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors and named executive officers and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 2, 2001(1)	Percent of Class(2)
Robert B. Daugherty Ocean Reef Key Largo, FL 33037	7,125,568	30.5%
J.P. Morgan Chase & Co.(3) 270 Park Ave. New York, NY 10017	1,416,900	6.1%
Mogens C. Bay	873,414	3.7%
John E. Jones	44,000
Thomas F. Madison	59,230
Charles D. Peebler, Jr.	38,000
Bruce Rohde	32,000
Walter Scott, Jr.	86,000
Kenneth E. Stinson	46,000
Terry J. McClain	192,334
E. Robert Meaney	92,677
Thomas P. Egan, Jr.	102,974
Mark E. Treinen	84,412
All Executive Officers and Directors As a Group (15 persons)	8,815,132	37.8%

(1)
Includes shares which the directors and executive officers have, or within 60 days of March 2, 2001 will have, the right to acquire through the exercise of stock options, as follows: 16,000 shares each for Messrs. Daugherty and Stinson; 24,000 shares each for Messrs. Jones, Madison and Scott; and 8,000 shares each for Messrs. Peebler and Rohde; and 580,002, 75,822, 55,197, 31,779, and 32,202 shares for Messrs. Bay, McClain, Meaney, Egan and Treinen, respectively; and 927,503 shares for all executive officers and directors as a group.

(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
This information is based on a Schedule 13G filed with the Securities and Exchange Commission in February 2001.

Election of Directors

    The Company's Board of Directors currently consists of eight members and is divided into three classes. Each class serves for three years on a staggered term basis. Of the Directors of the Company, only Mr. Bay is an employee of the Company.

    Two Directors have terms of office that expire at the 2001 Annual Meeting. They have been nominated by the Board of Directors for re-election to three-year terms. These nominees are:

Thomas F. Madison Bruce Rohde

    Unless authority to vote for directors is withheld, the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees for Election—Terms Expire 2004:

    Thomas F. Madison, Age 65, President of MLM Partners since January 1993; Previously Chairman of Communications Holdings, Inc., President—Markets of U S WEST Communications and Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company; Director, ACI Telecentrics, Aon Insurance Advisory Board, Banner Health Systems, Delaware Group of Mutual Funds, Digital River, Inc., Lightning Rod Software and Scientifics Advisory Board.

Served as Director of Company continuously since June 1987.
Valmont Stock: 59,230 shares

    Bruce Rohde, Age 52, Chairman and CEO of ConAgra Foods, Inc. since September 1998. President, Vice Chairman and Chief Executive Officer of ConAgra Foods, Inc. from September 1997 to September 1998. President and Vice Chairman of ConAgra Foods, Inc. from August 1996 to September 1997. Previously, President of McGrath, North, Mullin & Kratz, P.C. Director, ConAgra Foods, Inc.

Served as Director of Company continuously since February 1999.
Valmont Stock: 32,000 shares

Continuing Directors—Terms Expire 2003:

    Robert B. Daugherty, Age 79, Chairman Emeritus of the Company since December 1996; Chairman of the Board of the Company from March 1947 to December 1996.

Served as Director of Company continuously since March 1947.
Valmont Stock: 7,125,568 shares

    Charles D. Peebler, Jr., Age 64, Retired Chairman Emeritus of True North Communications, Inc. and Managing Director of Plum Holdings, L.P. Previously, President of True North Communications, Inc. and Chairman and Chief Executive Officer of True North Diversified Companies; Director, American Tool Companies, Inc., DreamLife, Inc. and Youbet.com, Inc.

Served as Director of Company continuously since February 1999.
Valmont Stock: 38,000 shares

    Kenneth E. Stinson, Age 58, Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. since March 1998. Chairman and CEO of Kiewit Construction Group, Inc. from August 1994 until March 1998. Director, ConAgra Foods, Inc., Level 3 Communications, Inc. and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since December 1996.
Valmont Stock: 46,000 shares

Continuing Directors—Terms Expire 2002:

    Mogens C. Bay, Age 52, Chairman and Chief Executive Officer of the Company since January 1997. President and Chief Executive Officer of the Company from August 1993 to December 1996. Director, ConAgra Foods, Inc., Peter Kiewit Sons', Inc. and Level 3 Communications, Inc.

Served as Director of Company continuously since October 1993.
Valmont Stock: 873,414 shares

    John E. Jones, Age 66, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. Director, Amsted Industries Incorporated, NICOR Inc. and BWAY Corp.

Served as Director of Company continuously since April 1993.
Valmont Stock: 44,000 shares

    Walter Scott, Jr., Age 69, Chairman of Level 3 Communications, Inc. since March 1998. Previously, Chairman of the Board and President of Peter Kiewit Sons', Inc. Director, Berkshire Hathaway, Inc., Commonwealth Telephone Enterprises, Inc., ConAgra Foods, Inc., Level 3 Communications, Inc., MidAmerican Energy Holdings Company, Peter Kiewit Sons', Inc., Burlington Resources and RCN Corporation.

Served as Director of Company continuously since April 1981.
Valmont Stock: 86,000 shares

(1)
Messrs. Madison (Chairman) and Peebler are members of the Compensation Committee which met three times during 2000. The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans; takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

  Messrs. Scott (Chairman), Jones and Peebler are members of the Audit Committee, which met five times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, assists the Board by reviewing (1) the financial statements of the Company, (2) the independence and performance of the Company's independent auditors, and (3) the compliance by the Company with legal and regulatory requirements. The Audit Committee also recommends selection of the independent auditors; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent auditors; and directs and supervises investigations into matters within the scope of its duties.

  The Company does not have a standing Nominating Committee.

(2)
The Board of Directors held five meetings during the last fiscal year. During 2000, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Jones, Peebler and Scott have elected to receive their fees in the form of deferred compensation. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Mr. Bay does not receive director or meeting fees.

(3)
Pursuant to the stockholder approved 1999 Stock Plan, each non-employee director receives (i) an annual award of 2,000 shares of common stock of the company and (ii) an annual award of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value of the Company's common stock on the date of grant. These awards are made annually on the date of and following completion of Valmont's Annual Shareholders' Meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at the mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.

(4)
The "Valmont Stock" shown for the directors includes shares which the directors have the right to acquire through the exercise of stock options. See "Certain Shareholders" for additional information on stock ownership and options.

Executive Compensation

    The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the highest paid executive officers for the three fiscal years ended December 30, 2000.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Awards	Payouts
				Number of Options (#)(3)	LTIP Payouts ($)	All Other Comp. ($)(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)
Mogens C. Bay Chairman and Chief Executive Officer	2000 1999 1998	650,000 624,000 600,461	909,091 661,600 0	100,000 200,000 100,000	351,938 0 231,407	107,244 70,683 37,434
Terry J. McClain Sr. Vice President and Chief Financial Officer	2000 1999 1998	245,000 229,900 220,190	297,727 222,425 0	25,000 50,000 50,000	86,438 0 57,096	35,885 24,660 12,478
E. Robert Meaney Sr. Vice President— International	2000 1999 1998	225,000 218,400 210,162	204,545 163,800 0	25,000 20,000 20,000	82,133 0 64,810	29,324 21,447 12,374
Thomas P. Egan, Jr. Vice President, Corporate Counsel and Secretary	2000 1999 1998	188,000 179,322 171,749	136,727 107,593 0	4,000 5,000 4,000	56,172 0 40,113	21,929 16,203 9,534
Mark E. Treinen Vice President, Business Development	2000 1999 1998	150,000 130,000 124,275	119,091 98,000 7,500	10,000 15,000 4,000	40,738 0 28,791	17,960 12,642 7,225
Vincent T. Corso(2) Former Sr. Vice President and Chief Operating Officer	2000 1999 1998	238,461 275,000 234,615	0 281,250 15,743	0 60,000 60,000	0 0 57,096	424,958 30,013 13,835

(1)
Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan and related Restoration Plan.

(2)
Mr. Corso's employment with the Company ended effective September 25, 2000. The amounts paid or payable to Mr. Corso in 2000 pursuant to a separation agreement are shown as "All Other Compensation". The Company's contribution under the Valmont Employees Retirement Savings Plan and the related Restoration Plan for Mr. Corso was $9,837.

(3)
Amount does not include replacement options issued upon stock-for-stock option exercises. Such options are shown in the Stock Option Grants table on page 9.

Stock Option Grants In Fiscal Year 2000

    The following table provides information on fiscal year 2000 stock option grants to executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2000.

Individual Grants

			% of Total Options Granted to Employees In Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
				Exercise Price ($) Per Share
	Date Granted	Options Granted			Expiration Date
Name						5% ($)	10% ($)
Mogens C. Bay(1)	2/22/00	100,000	19.1%	17.375	02/21/10	1,092,326	2,767,951
Terry J. McClain(1)	12/11/00	25,000	4.8%	19.970	12/10/10	313,867	795,338
Terry J. McClain(2)	11/03/00	1,731	0.3%	19.625	12/06/02	3,648	7,489
Terry J. McClain(2)	11/03/00	3,457	0.7%	19.625	12/19/05	19,278	42,740
Terry J. McClain(2)	11/03/00	14,579	2.8%	19.625	12/13/08	138,872	333,635
E. Robert Meaney(1)	12/11/00	25,000	4.8%	19.970	12/10/10	313,867	795,338
Thomas P. Egan, Jr.(2)	8/14/00	15,445	2.9%	20.000	12/06/02	36,892	76,163
Thomas P. Egan, Jr.(1)	12/11/00	4,000	0.8%	19.970	12/10/10	50,219	127,254
Mark E. Treinen(1)	12/11/00	10,000	1.9%	19.970	12/10/10	125,547	318,135
All Shares Outstanding(4)						275,705,521	698,691,921

(1)
Options become exercisable in three equal annual installments commencing on the first anniversary of the grant.

(2)
Replacement options become exercisable six months following the grant. These options were issued pursuant to the 1996 and 1999 Stock Plans upon stock-for-stock option exercises as reflected in the Options Exercised table on page 10.

(3)
Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(4)
All shares outstanding represent the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved over a ten year option period multiplied by the number of shares outstanding at the end of fiscal 2000 (23,320,106).

Options Exercised in Fiscal Year 2000 and Fiscal Year End Values

    The following table provides information on the exercise of stock options during fiscal 2000 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

					Value of Unexercised In-The-Money Options at FY-End ($)(2)
			Number of Unexercised Options at FY-End (#)
	Shares Acquired On Exercise (#)
		Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mogens C. Bay	0	0	513,335	366,665	2,819,156	658,294
Terry J. McClain	24,001	126,674	75,822	129,766	52,915	114,768
E. Robert Meaney	0	0	55,197	52,332	88,154	44,781
Thomas P. Egan, Jr.	24,000	261,000	16,334	29,111	61,480	8,955
Mark E. Treinen	0	0	32,202	21,333	92,173	20,203
Vincent T. Corso	40,667	390,091	0	0	0	0

(1)
Value realized is the difference between the closing price of the Company's common stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2)
Value is the difference between the closing price of the Company's common stock on the last trading day of fiscal 2000 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

Long-Term Incentive Plans—Awards in Fiscal Year 2000

    The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 2000.

	Number Of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
Mogens C. Bay	1 Unit	(1)	146,250	292,500	643,500
Terry J. McClain	1 Unit	(1)	36,750	73,500	161,700
E. Robert Meaney	1 Unit	(1)	33,750	67,500	148,500
Thomas P. Egan, Jr.	1 Unit	(1)	23,500	47,000	103,400
Mark E. Treinen	1 Unit	(1)	18,750	37,500	82,500

(1)
Awards are for the three-year cycle ending in 2002.

    See "Compensation Committee Report on Executive Compensation—Long-Term Performance Incentives" for a description of the award program.

Compensation Committee Report
On Executive Compensation

    Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee during 2000 consisted of two Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with the Board of Directors.

    The Committee has implemented compensation policies, plans and programs that seek to enhance shareholder value by aligning the financial interests of the executive officers with those of the Company's shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide an incentive to management to grow earnings, provide quality returns on investments, enhance shareholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 2000 will be deductible under the Internal Revenue Code's compensation limits for deductibility.

    Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

    Base Salary.  Base salary is targeted at median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

    The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's human resources staff, under the ultimate direction of the Chief Executive Officer, and is based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee annually reviews information provided by independent compensation consultants concerning salary competitiveness. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

    The Committee maintained the Chief Executive Officer's base salary of $650,000 during 2000. The decision to maintain the salary reflected the Committee's desire to direct more of the Chief Executive Officer's total compensation to incentive based programs.

    Annual Incentives.  The Company's short-term incentive plans are paid pursuant to programs established under the stockholder approved Executive Incentive Plan. The Committee believes that the annual bonuses of key employees, including executive officers, should be based on optimizing profits and prudent management of the capital employed in the business. Accordingly, the programs provide for target performance levels based upon the Company's earnings per share or the respective business unit's net operating income after tax less a cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of beginning of the year base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

    The Committee approved participation, including six executive officers, in the programs for 2000. Based on performance levels achieved during 2000, the Committee approved aggregate bonus payments of $5,436,744. The annual incentive of $909,091 paid to the Chief Executive Officer for 2000 was based on pre-established performance goals plus a discretionary award of $200,000 granted by the Committee to reward the Chief Executive Officer for the results achieved by the Company in 2000.

    Long-term Performance Incentives.  Long-term performance incentives for senior management employees are provided through long-term performance share programs ("Programs") established under the stockholder approved Executive Incentive Plan and through the 1988, 1996 and 1999 Stock Plans. The current programs operate on two and three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (based on return on equity, return on invested capital, net earnings and other selected factors) at the beginning of each award cycle. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the Company's stock price at the end of the performance period. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock.

    The Committee previously selected the six executive officers for participation in the award cycle ending in 2000. Based on performance goals previously established by the Committee, no payments were made under the 1998-2000 plan and payments of $871,719 were approved for the 1999-2000 plan. The long-term performance incentive of $351,938 paid to the Chief Executive Officer for the 1999-2000 plan was based on pre-established performance goals. During 2000, the Committee selected the participants and established the performance goals for the 2001-2003 award cycle. The performance goals for the cycles ending in 2001, 2002 and 2003 are based on the company's return on invested capital.

    Stock Incentives.  Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the stockholder approved 1988, 1996 and 1999 Stock Plans (all referenced as the "Plan"). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and have value only if the Company's stock price increases. Stock options vest beginning on the first anniversary of the grant in equal amounts over three years or on the fifth anniversary of the grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this element of the total compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

    The Committee establishes the number and terms of the options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Options Exercised on page 10 reflect the shares acquired by certain executive officers in 2000. The table on page 4 reflects the ownership position of the directors and executive officers at March 2, 2001. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options.

    The Committee granted options for an aggregate of 523,750 shares to 185 employees during 2000, including options for an aggregate of 182,750 shares to the executive officers. The Chief Executive Officer was granted non-qualified options in February 2000 to acquire 100,000 shares. The number of options awarded in the 2000 grant was equal to the standard grant in the prior three years and recognizes Mr. Bay's performance in leading the growth of the Company.

    Restricted stock grants are also part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business so warrant. There were no restricted stock awards during the period of 1997 through 2000 to executive officers.

    The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationships among executive compensation, the Company's performance and shareholder value.

COMPENSATION COMMITTEE Thomas F. Madison, Chairman Charles D. Peebler, Jr.

Audit Committee Report

    During fiscal 2000, Valmont's Board of Directors adopted a written charter setting out the functions to be performed by the Audit Committee (the "Committee") of the Board of Directors. A copy of the charter is attached to this proxy statement as Appendix A. The Committee members listed below are all independent for purposes of the National Association of Securities Dealers' listing standards.

    The Committee reviewed Valmont's audited financial statements for fiscal 2000 and met with both management and Deloitte & Touche, the company's independent accountants, to discuss the financial statements. The Committee received from and discussed with Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 relating to that firm's independence from the company. The Committee also discussed with Deloitte & Touche any matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications between the audit committee and the independent accountants. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000.

    The Committee performed other functions described in the charter of the Audit Committee. The Committee has considered whether the provision of non-audit services by Deloitte & Touche (see "Ratification of Appointment of Independent Auditors") is compatible with maintaining such firm's independence.

Audit Committee
Walter Scott, Jr., Chairman John E. Jones Charles D. Peebler, Jr.

Shareholder Return Performance Graphs

    The graph below compares the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Small Cap 600 Index and an index consisting of a combination of the S&P Manufacturing (Diversified) and Machinery (Diversified) indexes for the five year period ended December 30, 2000. The graph assumes that the value of the investment in Valmont Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

APPROVAL OF THE VALMONT EXECUTIVE INCENTIVE PLAN

    The Internal Revenue Code requires shareholder approval every five years for certain incentive plans in order to preserve the tax deductibility of payments to executive officers under such plans. Accordingly, the Board of Directors has unanimously approved the Valmont Executive Incentive Plan (the "Plan"). The Plan is designed to provide incentives to executive officers and other senior management officers of Valmont who have significant responsibility for the success and growth of Valmont and to assist Valmont in attracting, motivating and retaining executive officers and senior management officers on a competitive basis.

    Shareholder approval of the Plan is required if payments under the Plan are to be tax deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an executive officer named in the Summary Compensation Table, unless such compensation qualifies as performance-based. The shareholders approved a substantially similar plan for purposes of Section 162(m) compliance in 1996. However, Section 162(m) requires such plans to receive shareholder approval every five years. No payments will be made under the Plan if the shareholders do not approve the Plan.

    The principal features of the Plan are described below:

Administration of the Plan

    The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

    The Committee will have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it, will be conclusive and binding on all parties concerned, including Valmont, its shareholders and any person receiving an award under the Plan.

Eligibility

    Executive officers and other senior management officers of Valmont will be eligible to receive awards under the Plan. The Committee will designate the executive officers and other senior management officers who will participate in the Plan each year.

Awards

    The Committee will establish annual and/or long-term incentive award targets for participants within ninety days after the commencement of each fiscal year (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code); provided, if an individual becomes an executive officer or senior management officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual assuming such position. Since the number of participants may change over time and the selection of participants is discretionary, it is not possible to determine the number of persons who will be eligible for awards under the Plan during its term. However, it is anticipated that approximately 50 individuals, including Valmont's Chief Executive Officer, will be eligible to participate in the Plan.

    The Committee will also establish annual and/or long-term performance targets, which must be achieved in order for an award to be earned under the Plan. Such targets will be based on earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant will be established in writing by the Committee within ninety days after the commencement of the fiscal year to which the performance target relates. The performance target will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

    Awards will be payable following the completion of the applicable fiscal year upon certification by the Committee that Valmont achieved the specified performance targets established for the participant. Awards may be made in cash or common stock (authorized for issuance under Valmont's shareholder approved stock plans). Notwithstanding the attainment by Valmont of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. In no event may a participant receive an award of more than 400% of such participant's base salary under the Plan in any fiscal year; for this purpose, a participant's base salary will be the base salary in effect at the time the Committee establishes the performance targets for a fiscal year or period.

Effective Date, Amendments and Termination

    Valmont shareholders approved the initial Executive Incentive Plan in 1996. The current Plan, which is substantially similar to the initial plan, was unanimously approved by Valmont's directors in February 2001 subject to approval by Valmont shareholders at the 2001 annual meeting of shareholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan. However, without shareholder approval, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the performance targets permitted under the Plan for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

Vote Required for Approval

    The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.

The Board of Directors recommends a vote FOR the approval of the Valmont Executive Incentive Plan.

Ratification of Appointment of Independent Auditors

    The firm of Deloitte & Touche LLP ("Deloitte") has been appointed by the Board of Directors to conduct the 2001 audit of the Company's financial statements. The same firm conducted the 1999 and 2000 audits. Fees billed by Deloitte to the Company for services during the fiscal year ended December 30, 2000 were:

    Audit Fees.  Deloitte billed the Company an aggregate of $161,000 for professional services rendered in connection with the audit of the Company's fiscal 2000 annual financial statements and Deloitte's review of the Company's quarterly financial statements during fiscal 2000.

    Financial Information Systems Design and Implementation Fees.  Deloitte performed no information technology services for the Company during fiscal 2000.

    All Other Fees.  Deloitte billed the Company an aggregate of $192,300 for all other non-audit services during fiscal 2000.

    The Board of Directors requests that the shareholders ratify the appointment of Deloitte as independent public accountants to conduct the 2001 audit of the Company's financial statements. A representative from Deloitte will be present at the Shareholders' Meeting and will have the opportunity to respond to appropriate questions.

Shareholder Proposals

    Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 26, 2001 in order to be considered for inclusion in the proxy statement for such meeting.

    The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Other Matters

    The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors
Terry J. McClain Sr. Vice President and Chief Financial Officer Valmont Industries, Inc.

ONE VALMONT PLAZA OMAHA, NEBRASKA 68154-5215 USA PHONE 402.963.1000 FAX 402.963.1199 www.valmont.com

    PROXY

Valmont Industries, Inc.
Proxy for the Annual Meeting of Shareholders on April 26, 2001

    The undersigned hereby constitutes and appoints Mogens C. Bay and Robert B. Daugherty, or any substitute appointed by them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 26, 2001 at 2:00 p.m. local time, or at any adjournments thereof.

1)
ELECTION OF DIRECTORS

[  ] FOR all nominees listed below (except as designated to the contrary below).

[  ] WITHHOLD AUTHORITY to vote for all nominees listed below.

Thomas F. Madison
Bruce Rohde

(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

2)
PROPOSAL to approve the Valmont Executive Incentive Plan.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
3)
PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent accountants for fiscal 2001.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
4)
IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS.

Dated this day of , 2001.	Signature

Signature

(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)

QuickLinks

Proxy Statement
Certain Shareholders
Election of Directors
Executive Compensation
Stock Option Grants In Fiscal Year 2000
Options Exercised in Fiscal Year 2000 and Fiscal Year End Values
Long-Term Incentive Plans—Awards in Fiscal Year 2000
Compensation Committee Report On Executive Compensation
Audit Committee Report
Shareholder Return Performance Graphs
APPROVAL OF THE VALMONT EXECUTIVE INCENTIVE PLAN
Ratification of Appointment of Independent Auditors
Shareholder Proposals
Other Matters